Exhibit 99.3
August     , 2007
EXCHANGE AGENT AGREEMENT
HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
Attention: Client Services
Ladies and Gentlemen:
          Banco Macro S.A. a corporation organized under the laws of Argentina (the “Company”) proposes to make an offer (the “Exchange Offer”) to exchange all of its outstanding 10.750% Argentine Peso-Linked Notes due 2012 (the “Old Securities”) for its registered 10.750% Argentine Peso-Linked Notes due 2012 (the “New Securities”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated August     , 2007 (the “Prospectus”), proposed to be distributed to all record holders of the Old Securities. The Old Securities and the New Securities are collectively referred to herein as the “Securities”.
          The Company hereby appoints HSBC Bank USA, National Association to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” shall refer to HSBC Bank USA, National Association.
          The Exchange Offer is expected to be commenced by the Company on or about August     , 2007. The Exchange Offer shall expire at 5:00 p.m., New York City time, on      , 2007 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.
          The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions of the Exchange Offer.” The Company will give written notice of any amendment, termination or nonacceptance to you as promptly as practicable.
          In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer—Terms of the Exchange Offer“ or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
          2. To commence the Exchange Offer, you shall send electronically (or arrange the electronic transmittal) to Euroclear Bank NV/SV and Clearstream Banking (the “Clearing Systems”) for further distribution to their participants, a copy of the Prospectus furnished to you by the Company. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Mr. Jorge Scarinci, Head of Investor Relations and Finance Manager.
          3. After receipt of the final Prospectus from the Company, you will promptly advise the Clearing Systems to establish procedures for purposes of the Exchange Offer to enable any financial institution that is a participant in the Clearing Systems to send an electronic instruction in accordance with such Clearing System’s procedures for exchange offers to tender such Old Securities.
          4. After the commencement of the Exchange Offer, you are hereby authorized and directed to accept electronic instructions in respect of the Old Securities to which the Prospectus relates. You are authorized to request from any person tendering Old Securities such additional documents as you or the Company deem appropriate.
          5. Tenders of Old Securities may be made only as set forth in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering the Notes“, and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.
          6. Notwithstanding the provisions of this Section 5, Old Securities which the Chief Executive Officer, Chief Financial Officer, or any Director of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval to be given in writing).
          7. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Securities.
          8. You shall accept tenders:

               (a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;
               (b) in cases where the signing person is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
               (c) from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.
          9. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice to be promptly given in writing) of its acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company, will exchange such Old Securities for New Securities and cause such Old Securities to be cancelled. Delivery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding series of Old Securities tendered promptly after notice (such notice to be given promptly in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you a blocking confirmation by the Clearing Systems. You shall issue New Securities only in the principal amount of $100,000 and integral multiples of $1,000 in excess thereof.
          10. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus. Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.
          11. The Company shall not be required to exchange any Old Securities tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Securities tendered shall be given promptly in writing by the Company to you.
          12. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer—Conditions of the Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Securities.
          13. All certificates for reissued Old Securities, unaccepted Old Securities or for New Securities shall be forwarded by first-class mail.

          14. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.
          15. As Exchange Agent hereunder you:
               (a) shall not be liable for any action or omission to act unless the same constitutes your own gross negligence, willful misconduct or bad faith, and in no event shall you be liable to a securityholder, the Company or any third party for special, indirect or damages, or lost profits, arising in connection with this Exchange Agent Agreement (this “Agreement”).
               (b) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing between you and the Company;
               (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the Prospectus or of any of the certificates or the Old Securities represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;
               (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;
               (e) may conclusively rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;
               (f) may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;
               (g) may conclusively rely on and shall be protected in acting upon written instructions from any authorized officer of the Company;
               (h) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

               (i) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities.
          16. You shall advise by facsimile transmission Mr. Jorge Scarinci, the Head of Investor Relations and Finance Manager of the Company (at the facsimile number (+54-11-5222-8202), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon written request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Securities tendered, the aggregate principal amount of Old Securities accepted and deliver said list to the Company.
          17. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation (including attorneys’ fees and expenses) as agreed upon in writing with the Company. The provisions of this section shall survive the termination of this Agreement.
          18. You hereby acknowledge receipt of the Prospectus. Any inconsistency between this Agreement, on the one hand, and the Prospectus (as it may be amended from time to time), on the other hand, shall be resolved in favor of the Prospectus, except with respect to your duties, liabilities and indemnification as Exchange Agent.
          19. The Company covenants and agrees to fully indemnify and hold harmless you and any of your directors, officers, employees or agents against any and all loss, liability, claim, damage, cost or expenses, including attorneys’ fees and expenses, incurred without gross negligence or willful misconduct on your part, arising out of or in connection with the acceptance or administration of your duties under this Agreement, including, without limitation, the reasonable and documented costs and expenses of enforcing this Agreement against the Company (including this Section 19) and defending yourself against any claim (whether asserted by the Company, any holder or any other person) or liability in connection with the exercise or performance of any of your powers or duties hereunder. You will notify the Company promptly of any claim of which a responsible officer has received written notice for which you may seek indemnity. Failure by you to so notify the Company will not relieve the Company of its obligations hereunder. The provisions of this section shall survive the termination of this Agreement.
          20. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.
          21. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Securities, the Company’s check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.
          22. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.
          23. The Company has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in The City of New York, New York, United States, and any appellate court from any thereof. The Company has appointed CT Corporation located at 111 Eighth Avenue, New York, New York as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in The City of New York in connection with this Agreement.
          24. BOTH THE COMPANY AND YOU HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS CONTEMPLATED THEREBY.
          25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.
          26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.
          28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
If to the Company:
Banco Macro S.A.
Sarmiento 441
Buenos Aires-C104AAI
Argentina
Facsimile: (+54-11-5222-8202)
Attention: Mr. Jorge Scarinci
If to the Exchange Agent:
HSBC Bank USA, National Association
452 Fifth Avenue
New York, NY 10018
Facsimile: (718) 488-4488
Attention: Client Services
          29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 17 and 19 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.
          30. This Agreement shall be binding and effective as of the date hereof.

          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

BANCO MACRO S.A.
By:
Name:
Title:

Accepted as of the date
first above written:
HSBC BANK USA, NATIONAL ASSOCIATION, as Exchange Agent

By:
Name:
Title: